EXHIBIT 10.21

DATED

08 June 2017

Employment contract

Between

WISDOMTREE EUROPE LTD

And

Alexis Marinof

CONTENTS

CLAUSE

1.	Interpretation	1
2.	Term of appointment	3
3.	Duties	4
4.	Place of work	5
5.	Hours of work	5
6.	Salary	6
7.	Expenses	6
8.	Bonus	6
9.	Holidays	7
10.	Pensions and other benefits	8
11.	Incapacity	8
12.	Outside interests	9
13.	Confidential information	10
14.	Intellectual property	10
15.	Termination	11
16.	Garden leave	12
17.	Obligations upon termination	13
18.	Post-termination restrictions	14
19.	Disciplinary and grievance procedures	15
20.	Suspension	15
21.	Data protection	16
22.	Use and monitoring of company equipment	17
23.	Collective agreement	17
24.	Reconstruction and amalgamation	17
25.	Notices	17
26.	Entire agreement and previous contracts	18
27.	Variation	18
28.	Counterparts	18
29.	Third party rights	18
30.	Governing law and jurisdiction	19

THIS AGREEMENT is dated 08 June 2017

PARTIES

(1)	WisdomTree Europe Ltd (the “Company”), incorporated in England and Wales and with its registered address at 31 – 41 Worship Street, London, EC2A 2DX.

(2)	Alexis Marinof (the “Employee”).

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1.1 apply in this agreement.

Appointment: the employment of the Employee by the Company on the terms of this agreement.

Associated Company: any company which is a holding company or a subsidiary of a holding company (other than the Company) from time to time where the expressions “subsidiary” and “holding company” shall have the meanings given to them by section 1159 and schedule 7 of the Companies Act 2006 provided that the term “subsidiary” shall include a subsidiary undertaking (as defined in section 1162 (2) of the Companies Act 2006).

Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

Board: the board of directors of the Company, or any director acting on behalf of that Board and with the requisite authority to do so.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: 1 July 2017

Compliance Manual: the Company’s compliance manual as amended from time to time.

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs, business strategy and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its business contacts.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person (or persons):

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to, that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it, but does not occur in the circumstances described in clause 24.

Employee’s family: the Employee’s spouse or civil partner and children under the age of 18.

Employment IPRs: Intellectual Property Rights created by the Employee in the course of his employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

Employment Inventions: any Invention which is made wholly or partially by the Employee at any time in the course of his employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

FCA: the Financial Conduct Authority, or any successor body.

Garden Leave: any period during which the Company has exercised its rights under clause 16.

“Group” means a group of companies all of which have WisdomTree Investments Inc as the ultimate parent company, and “Group Company” shall be interpreted accordingly.

Group Employee: any employee of any Group Company.

Incapacity: any sickness or injury which prevents the Employee from carrying out the Employee’s duties.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Employee’s employment under this agreement which is not expressly set out in this agreement or any documents referred to in it.

Restricted Business: the business of issuing, promoting and supporting issuing of exchange traded funds, exchange traded notes, collective investment schemes and similar products, and/or those parts of the business of the Company with which the Employee was involved to a material extent in the 6 months prior to Termination, in any jurisdiction where the Company has listed, or registered for sale such products.

Restricted Customer: any firm, company or person who, during the 6 months prior to Termination, was a regular customer of or in the habit of dealing with the Company with whom the Employee had contact with directly or through the Employee’s direct reports in the course of his employment.

Staff Handbook: the Company’s staff handbook as amended from time to time.

Subsidiary: in relation to a company (a holding company) means a subsidiary (as defined in section 1159 of the Companies Act 2006) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

Termination: the termination of the Appointment however caused including, without limitation, termination by the Company in repudiatory breach of contract.

Working Time Regulations: the Working Time Regulations 1998.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The schedules to this agreement form part of (and are incorporated into) this agreement.

2.	TERM OF APPOINTMENT

2.1

The Company shall employ the Employee and the Employee shall serve the Company on the terms of this agreement. The Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than three calendar months’ prior notice in writing.

2.2

The first six months of the Appointment shall be a probationary period and the Appointment may be terminated during this period at any time on one week’s prior notice. The Company may, at its discretion, extend this period for up to a further three months. During this probationary period the Employee’s performance and suitability for continued employment will be monitored. At the end of the probationary period the Employee will be informed in writing if the Employee has not successfully completed his probationary period.

2.3	If the Employee wishes to retire, the Employee should write to HR, in accordance with the ’Notice’ Section of this agreement.

2.4	No employment with a previous employer counts towards the Employee’s period of continuous employment with the Company.

2.5

The Employee represents and warrants to the Company that, by entering into this agreement or performing any of the Employee’s obligations under it, the Employee will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on the Employee and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if the Employee breaches any such obligations.

2.6

The Employee warrants that the Employee is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment. Should the Employee require immigration permission to work in the UK, and in order for the Company to comply with its sponsorship obligations, the Employee will provide the Company with such documentary evidence as it requires from time to time. The Employee shall also notify the Company immediately of any change to the Employee’s immigration status, any change of contact details including home address and phone number and any proposed absences from work.

2.7	The Employee consents to the transfer of his employment under this agreement to an Associated Employer at any time during the Appointment.

3.	DUTIES

3.1	The Employee shall serve the Company as a Head of European Distribution.

3.2	During the Appointment, the Employee shall:

(a)	unless prevented by Incapacity, devote the whole of his time, attention and abilities during working hours to the business of the Company;

(b)

diligently exercise such powers and perform such duties as may from time to time be assigned to the Employee by the Company together with such person or persons as the Company may appoint to act jointly with the Employee;

(c)	comply with all reasonable and lawful directions given to the Employee by the Company;

(d)	promptly make such reports to the Employee’s manager in connection with the affairs of the Company on such matters and at such times as are reasonably required;

(e)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or member of the Company to the Employee’s manager immediately on becoming aware of it; and

(f)	use his best endeavours to promote, protect, develop and extend the business of the Company.

3.3

The Employee shall comply with any rules, policies and procedures set out in the Staff Handbook and the Compliance Manual, a copy of which will be available from the human resources department (“HR”). Notwithstanding clause 26, the Staff Handbook does not form part of this contract and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Staff Handbook, this agreement shall prevail.

3.4

All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

4.	PLACE OF WORK

4.1

The Employee’s normal place of work is 31-41 Worship Street, London, EC2A 2DX, or such other place within London which the Company may reasonably require for the proper performance and exercise of his duties.

4.2

The Employee agrees to travel on the Company’s business (within the United Kingdom, the United States of America and other countries) as may be required for the proper performance of his duties under the Appointment. The Employee will ensure, at his own cost, that he has the necessary documentation available for such travel.

4.3	During the Appointment, the Employee shall not be required to work outside the United Kingdom for any continuous period of more than six weeks.

5.	HOURS OF WORK

5.1

The Employee’s normal working hours shall be 8.00 am to 6.00 pm (with a one hour lunch break) Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Employee acknowledges that the Employee shall not receive further remuneration in respect of such additional hours.

5.2

The Employee may, if required, make a request to vary the Employee’s normal working hours from time to time. The request should be made to the Employee’s manager who shall deal with it in reasonable manner and a reasonable time.

5.3

Under regulation 4(1) of the Working Time Regulations 1998 the average working time of a worker, including overtime, must not exceed 48 hours a week unless the worker has previously agreed otherwise in writing.

5.4	The Employee consents to agree that this limit on the Employee’s working hours will not apply, and that the Employee’s average working time may therefore exceed 48 hours a week.

5.5

The Employee may terminate the agreement to opt-out by giving one month’s written notice at any time. The Employee is entitled to choose whether to agree to clause 5.4 and the Company shall not subject them to any detriment if the Employee chooses not to agree or if the Employee exercises the right to terminate it during the course of employment.

6.	SALARY

6.1	The Employee shall be paid an initial salary of £170,000 per annum starting from the Commencement Date.

6.2

The Employee’s salary shall accrue from day to day and be payable monthly on or about the 15th of each month (or such other date as the Company may advise from time to time) being approximately 50% of the salary in arrears and 50% in advance, directly into the Employee’s bank or building society.

6.3

The Employee’s salary shall be reviewed by the Company annually, during the Company’s compensation review process at the end of each calendar year. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

6.4	The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to the Company by the Employee.

6.5	In the event of Termination, the final reconciliation of salary and other payments or deductions may result in some payments being made shortly after Termination.

7.	EXPENSES

7.1

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production on a timely basis of receipts or other appropriate evidence of payment.

7.2	The Employee shall abide by the Company’s policies on expenses as communicated to the Employee from time to time.

8.	BONUS

8.1

The Company may in its absolute discretion pay the Employee a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine by taking into account the Employee’s specific performance targets and the Company’s performance which are to be notified to the Employee from time to time.

8.2

Any bonus payment to the Employee shall be purely discretionary and shall not form part of the Employee’s contractual remuneration under this agreement. If the Company makes a bonus payment to the Employee in respect of a particular bonus year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent bonus years of the Company. If the Employee commences the employment part way through the bonus year, any bonus payment during that bonus year shall be calculated on a pro rata basis for the effective period of Employment.

8.3	The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice.

8.4	The Company may pay any bonus in cash or other forms of compensation as it sees fit.

8.5

Notwithstanding clause 8.1, the Employee shall in any event have no right to a bonus or a time-apportioned bonus (including any portion of an equity award that has not vested) if his employment terminates for any reason or he is under notice of Termination (whether given by the Employee or the Company) prior to the date when a bonus might otherwise have been payable.

8.6	Any bonus payments shall not be pensionable.

9.	HOLIDAYS

9.1

The Employee shall be entitled to 23 days’ paid holiday in each holiday year, plus the U.K public holidays (normally 8 days in a calendar year). This entitlement shall increase by 1 day on the anniversary of each Commencement Date, up to a total of 26 days per year. The Company’s holiday year runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro rata basis rounded up to the nearest whole day.

9.2

Holiday shall be taken at such time or times as shall be approved in advance by the Employee’s manager. Holidays for periods longer than 10 business days at any one time will generally not be granted. The Company expects the Employee to use the Employee’s full holiday entitlement each holiday year in particular during the summer and Christmas periods. The Employee will only be permitted to carry over 5 days’ untaken holiday entitlement into the subsequent holiday year which must be taken by the end of April of the following year or the leave will be cancelled. The Employee will not be entitled to any payment in lieu of cancelled annual leave.

9.3

The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday, except upon Termination. Subject to clause 9.4 the amount of such payment in lieu shall be based on the Employee’s entitlement under clause 9.1 for holiday leave in the year in which Termination takes place and shall be paid at the rate of 1/260th of the Employee’s salary for each untaken day.

9.4

If the Company has terminated or would be entitled to terminate the Appointment pursuant to clause 15 or if the Employee has terminated the Appointment in breach of clause 2.1 any payment due under clause 9.3 shall be limited to the Employee’s statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

9.5

If on Termination the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee, by way of deduction from any payments due to the Employee or otherwise, one day’s pay (calculated at 1/260th of the Employee’s salary) for each excess day.

9.6

If either party has served notice to terminate the Appointment, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

9.7

During any continuous period of absence due to Incapacity of one month or more the Employee shall not accrue holiday under this contract and the Employee’s entitlement under clause 9.1 for the holiday year in which such absence takes place shall be reduced pro rata save that it shall not fall below the Employee’s entitlement under the Working Time Regulations 1998.

10.	PENSIONS AND OTHER BENEFITS

10.1

The Employee will be eligible for membership of the Company’s personal pension plan and various employee benefits, as detailed in the Employee’s offer letter, upon the successful completion of the Employee’s probationary period. Further details are available from the HR department. All of the benefits are subject to the rules of the relevant plan in place (as amended from time to time). The Company may, in its absolute discretion, discontinue these benefits or vary the benefits available, including levels of cover, provider and eligibility criteria.

11.	INCAPACITY

11.1

If the Employee is absent from work for any reason, the Employee must contact the Employee’s manager and HR to explain the reason for absence as soon as possible but no later than 8.00 am on the first day of absence.

11.2	Following absences of 3 or more consecutive days, the Employee agrees to comply with the Employee’s duties under the Company’s Sickness Absence Policy as amended from time to time.

11.3

Subject to the Employee’s compliance with the Company’s sickness absence procedures (as amended from time to time), if absent from work the Company shall pay Statutory Sick Pay (“SSP”) provided that the Employee satisfies the relevant eligibility requirements. The Employee’s qualifying days for SSP purposes are Monday to Friday. As set out in the Staff Handbook, in certain circumstances and at the discretion of the Company, Occupational Sick Pay may be paid in lieu of SSP. For the avoidance of doubt, these payments shall be inclusive of any SSP due.

11.4

If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify HR of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. The Employee shall if required by the Company refund to the Company that part of any damages or compensation recovered by the Employee relating to the loss of earnings for the period of the Incapacity as the Company may reasonably determine less any costs borne by the Employee in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.

11.5

The Company may terminate the Appointment by giving the notice specified in clause 2.1 or under clause 15 even when, as a result of such Termination, the Employee would or might forfeit any entitlement to benefit from sick pay under this clause 11.

12.	OUTSIDE INTERESTS

12.1

Subject to clause 12.2, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Company, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

12.2

Notwithstanding clause 12.1, the Employee may hold an investment by way of shares or other securities of not more than 2.5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company without the consent of the Company. Without the prior approval of the Company, the Employee shall not hold an investment by way of shares or other securities in any company which is a competitor to the Company, whether the shares are held directly or indirectly.

12.3

The Employee agrees to disclose to the Company any matters relating to his spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company, be considered to interfere, conflict or compete with the proper performance of the Employee’s obligations under this agreement.

13.	CONFIDENTIAL INFORMATION

13.1	The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 13.

13.2

The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its Termination (howsoever arising), use, make or use any copies or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Board or required by law; or

(b)	any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

14.	INTELLECTUAL PROPERTY

14.1

The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.

14.2

The Employee acknowledges that, because of the nature of the Employee’s duties and the particular responsibilities arising from the nature of the Employee’s duties, the Employee has, and shall have at all times while the Employee is employed by the Company, a special obligation to further the interests of the Company.

14.3	The Employee agrees:

(a)	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

(b)	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

14.4

The Employee waives all the Employee’s present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

14.5

The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Employee in respect of the Employee’s compliance with this clause. This clause is without prejudice to the Employee’s rights under the Patents Act 1977.

14.6

The Employee undertakes to use his best endeavours to execute all documents and do all acts both during and after his employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Employee’s reasonable expenses of complying with this clause 14.6.

14.7

The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

14.8

The Employee hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause 13. The Employee acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 14 shall be conclusive evidence that such is the case.

15.	TERMINATION

15.1

Notwithstanding clause 2.1, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by paying a sum in lieu of notice (Payment in Lieu) equal to the basic salary (as at the date of Termination) which the Employee would have been entitled to receive under this agreement during the notice period referred to at clause 2.1 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any bonus or non-vested equity award that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)	any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

15.2

The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 15.1. Nothing in this clause 15 shall prevent the Company from terminating the Appointment in breach.

15.3

The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of Termination) if the Employee:

(a)	is guilty of any gross misconduct affecting the business of the Company; or

(b)	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company; or

(c)	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

(d)	becomes of unsound mind or a patient under any statute relating to mental health; or

(e)	ceases to be eligible to work in the United Kingdom; or

(f)

is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Employee or the Company into disrepute or is materially adverse to the interests of the Company; or

(g)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or

(h)	attempts to use via any method, any confidential information or data the Employee may have obtained from any previous employer or past employment which is restricted by contract or law; or

(i)

is disqualified or disbarred from membership of, subject to any prohibition, censure, criticism or disciplinary sanction by, or fails to be granted or obtain, or ceases to hold, any necessary licences, permissions, consents, approvals or qualifications from any professional, regulatory or other body or authority, which prevents the Employee from performing any of the Employee’s duties under this agreement.

15.4

The rights of the Company under clause 15.3 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

16.	GARDEN LEAVE

16.1

The Company may, by written notice, require the Employee not to perform any services (or to perform only specified services) for the Company until Termination. The Company reserves the right to invoke this clause following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the

Appointment in breach of contract, or, if the Company so decides, at any time during the Appointment. Any period of Garden Leave shall not normally exceed the notice period referred to in clause 2.1.

16.2	During any period of Garden Leave the Company shall be under no obligation to provide any work to, or vest any powers in, the Employee, who shall have no right to perform any services for the Company.

16.3

During any period of Garden Leave the Company may exclude the Employee from any premises of the Company and/or restrict the Employee’s access to the Company’s or any other Group Company’s computer, email, telephone, voicemail and/or other communications systems and/or databases.

16.4	During any period of Garden Leave the Employee shall:

(a)	continue to receive the Employee’s salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)	remain an employee of the Company and bound by the terms of this agreement;

(c)	not, without the prior written consent of HR, attend his place of work or any other premises of the Company;

(d)

not, without the prior written consent of HR, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company;

(e)

(except during any periods taken as holiday in the usual way) ensure that the Employee’s manager knows where the Employee will be and how the Employee can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals; and

(f)

not, without the prior written consent of HR, access the Company’s files, access the Employee’s email account, access the Company’s client relationship management system or any other Company databases.

17.	OBLIGATIONS UPON TERMINATION

17.1

On Termination (howsoever arising) or, if earlier, at the start of a period of Garden Leave following the service of notice or purported termination of the Appointment by the Employee, the Employee shall:

(a)

subject to clause 17.2, immediately deliver to the Company all documents, equipment, computer software, books, materials, records, correspondence, diaries, address books, databases, files, reports, plans, records, papers and information (on whatever media and wherever located) relating to the business or affairs of Company or its business contacts, any keys, electronic passes, laptops, mobile telephones, credit card and any other property of the Company, which is in his possession or under his control;

(b)

irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises;

(c)	supply details of all passwords and codes for any items of software or equipment used; and

(d)	provide a signed statement that he has complied fully with the Employee’s obligations under this clause together with such reasonable evidence of compliance as the Company may request.

17.2

Where the Employee has been placed on Garden Leave the Employee shall not be required by clause 17.1 to return any property provided to the Employee as a contractual benefit for use during the Appointment until the end of the Garden Leave period.

17.3

On Termination howsoever arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share award scheme, bonus, long-term incentive plan or other profit sharing scheme operated by the Company in which the Employee may participate.

17.4	Failure to return the items set out in clause 17.1 above will result in the cost of the items being deducted from any monies outstanding to the Employee.

18.	POST-TERMINATION RESTRICTIONS

18.1

In order to protect the confidential information, trade secrets and business connections of the Company to which he has access as a result of the Appointment, the Employee covenants with the Company that the Employee shall not:

(a)

[for 6 months after Termination solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or

(b)	for 12 months after Termination offer to employ or engage or otherwise endeavour to entice away from the Company or any other Group Company any Group Employee; or

(c)	at any time after Termination, represent them self as currently connected with the Company in any Capacity.

18.2	The restrictions imposed on the Employee by this clause 18 apply to the Employee acting:

(a)	directly or indirectly; and

(b)	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

The periods for which the restrictions in clause 18.1 apply shall be reduced by any period that the Employee spends on Garden Leave immediately prior to Termination.

18.3

If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or prior to the expiry of the last of the covenants in this clause 18, the Employee shall give the person making the offer a copy of this clause 18.

18.4

The Company and the Employee entered into the restrictions in this clause 18 having been separately legally advised or by entering this agreement waive the Employee’s right to take independent legal advice.

18.5

Each of the restrictions in this clause 18 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of the Employee’s wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

18.6

The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause (or such of those restrictions as may be appropriate) in relation to that Group Company.

19.	DISCIPLINARY AND GRIEVANCE PROCEDURES

19.1

The Employee is subject to the Company’s disciplinary and grievance procedures as amended from time to time, copies of which are available from HR. These procedures do not form part of the Employee’s contract of employment.

20.	SUSPENSION

20.1

The Company may suspend the Employee from any or all of the Employee’s duties no longer than is necessary to investigate any disciplinary matter involving the Employee or so long as is otherwise reasonable while any disciplinary procedure against the Employee is outstanding.

20.2	During the period of suspension, the Employee shall:

(a)	continue to receive his salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)	remain an employee of the Company and bound by the terms of this agreement;

(c)	not, without the prior written consent of HR, attend his place of work or any other premises of the Company;

(d)

not, without the prior written consent of HR, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company;

(e)

(except during any periods taken as holiday in the usual way) ensure that the Employee’s manager knows where he will be and how he can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals; and

(f)

not, without the prior written consent of HR, access the Company’s files, access the Employee’s email account, access the Company’s client relationship management system or any other Company databases.

During any period of suspension pursuant to this clause the Employee shall (for the avoidance of doubt) continue to be bound by the duties of fidelity and good faith, shall hold themselves available during normal business hours (other than authorised leave) to perform any duties that may be assigned to them (if any), and shall continue to comply with the terms of this agreement.

21.	DATA PROTECTION

21.1

The Employee confirms he shall adhere to the Company’s data protection policy, a copy of which is available from HR. The Company may change its data protection policy at any time and will notify employees in writing of any changes.

21.2

The Employee shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of the Company.

21.3

The Employee consents to the Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

(a)	information about the Employee’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Employee’s fitness for work;

(b)	the Employee’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which the Employee has been involved, for insurance purposes and in order to comply with legal requirements and obligations to third parties.

21.4

The Company may make such information available to other companies in its Group, to those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Employee works.

21.5

The Employee consents to the transfer of such information to the Company’s business contacts outside the European Economic Area in order to further its business interests even where the country or territory in question does not maintain adequate data protection standards.

22.	USE AND MONITORING OF COMPANY EQUIPMENT

22.1	Misuse or excessive personal use of the Company’s equipment and/or telephone or e-mail system or inappropriate internet use will be dealt with under the Company’s disciplinary procedure.

22.2

The Employee consents to the Company monitoring and recording any use that he/she makes of the Company’s electronic communications systems, including telephone use, internet use, internal software use and email traffic for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes.

22.3	The Employee will comply with the Company’s electronic communications policy as amended from time to time.

23.	COLLECTIVE AGREEMENT

There is no collective agreement which directly affects the Appointment.

24.	RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with such termination.

25.	NOTICES

25.1

Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in the case of the Employee) his last known address. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of pre-paid recorded delivery or registered post, at 9:00am on the second business day after posting or at the time recorded by the delivery service.

25.2

In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post.

26.	ENTIRE AGREEMENT AND PREVIOUS CONTRACTS

Each party on behalf of itself (and in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

(a)

this agreement together with the Staff Handbook and any other documents referred to in it constitutes the entire agreement and understanding between the Employee and the Company and supersedes any previous agreement between them relating to the Appointment (which shall be deemed to have been terminated by mutual consent);

(b)	in entering into this agreement neither party has relied on any Pre-Contractual Statement; and

(c)

the only remedy available to each party for breach of this agreement shall be for breach of contract under the terms of this agreement and no party shall have any right of action against any other party in respect of any Pre-Contractual Statement.

Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

27.	VARIATION

No variation of this agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties. The Company reserves the right to make reasonable changes to this agreement and the Employee agrees to accept reasonable consideration in return for agreeing such amendments.

28.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall constitute a duplicate original, and all the counterparts together shall constitute one and the same instrument.

29.	THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than the Employee and the Company shall have any rights under it.

The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

30.	GOVERNING LAW AND JURISDICTION

30.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

30.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

This agreement, and its Schedules, executed as a deed by WisdomTree Europe Limited acting by David Abner, a director, in the presence of:	/s/ David Abner David Abner, Director 14 June 2017 Date

Beena Joseph [NAME OF WITNESS]	/s/ Beena Joseph [SIGNATURE OF WITNESS]

HR Manager [OCCUPATION OF WITNESS]

[ADDRESS OF WITNESS]

This agreement, and its Schedules, executed as a deed by Alexis Marinof, in the presence of:	/s/ Alexis Marinof Alexis Marinof 15 June 2017 Date

Beena Joseph [NAME OF WITNESS]	/s/ Beena Joseph [SIGNATURE OF WITNESS]

HR Manager [OCCUPATION OF WITNESS]

[ADDRESS OF WITNESS]